Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

Serve Robotics Inc.

January 12, 2023

Uber Technologies, Inc.

1515 3rd Street

San Francisco, California 94158

Re: Amended and Restated Side Letter

Dear Uber Technologies, Inc.:

Reference is hereby made to (i) that certain Contribution and License Agreement, dated as of February 24, 2021, by and between Serve Robotics, Inc., a Delaware corporation (the “Company”) and Postmates, LLC, a Delaware limited liability company (“Postmates”), a wholly-owned subsidiary of Uber Technologies, Inc., a Delaware corporation (together with its Affiliates (including Postmates), “Uber”) (the “Contribution Agreement”), (ii) that certain Simple Agreement for Future Equity, dated as of February 24, 2021, issued by the Company to Postmates (the “2021 SAFE”), (iii) that certain Simple Agreement for Future Equity, dated as of the date hereof, issued by the Company to Postmates (the “2023 SAFE” and, together with the 2021 SAFE, the “SAFEs” and each, a “SAFE”) and (iv) that certain Side Letter, dated as of February 24, 2021, by and among the Company, Postmates and Uber (the “Prior Side Letter”). In connection with, and as a condition precedent to, Postmates’ investment in the Company pursuant to the 2023 SAFE, the Company, Postmates and Uber have agreed to amend and restate the Prior Side Letter in its entirety as set forth herein (this “Side Letter”).

1.	Information Rights. From and after the date hereof, the Company shall deliver to Uber:

(a)	as soon as practicable, but in any event within 120 days of the end of each fiscal year of the Company, unaudited financial statements for such fiscal year, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices (provided, however, that if the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions);

(b)	as soon as practicable, but in any event within 45 days of the end of each fiscal quarter of the Company, unaudited financial statements for such fiscal quarter, including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments (provided, however, that if the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions);

(c)	as soon as practicable, but in any event within 45 days after the end of each fiscal quarter, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the common stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Uber to calculate their respective percentage equity ownership of the Company; and

(d)	such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as Uber may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 1(d) to provide information (i) that the Company determines, at its sole discretion, to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company), (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, (iii) that the Company determines, at its sole discretion, will result in the disclosure of information related to any technology, product, service or business of the Company that is competitive with any technology, product, service or business of Uber or (iv) that the Company is prohibited from disclosing due to confidentiality obligations to a third party or pursuant to applicable laws, including related to data privacy and protection.

2.	Pro Rata Rights.

(a)	[***].

(b)	[***].

(c)	[***].

3.	Major Investor Rights. In the event that the Investment Agreements provide any investor in the Company with “major investor” rights or other similar rights (such investors, “Major Investors” and such rights, the “Major Investor Rights”) in addition to rights granted to all investors, Uber and its Affiliates shall be entitled to such Major Investor Rights.

4.	Limitation of Certain Rights. Notwithstanding anything to the contrary in this Side Letter (or any Investment Agreement), the Company shall not be required to comply with Sections 1, 2 or 3 of this Side Letter (or the corresponding provisions of the Investment Agreements) during any period in which Uber or any of its Affiliates operates a first-party robotic delivery service; provided, however, that during any such period, Uber will remain entitled to, and the Company will provide to Uber, any information reasonably necessary in order for Uber and its Affiliates to comply with any applicable legal, financial, audit or reporting requirements (including annual and periodic filings required to be filed with the SEC).

5.	[***].

6.	[***].

7.	[Reserved.]

8.	Amendments to 2023 SAFE. Notwithstanding the provisions of Section 5(a) of the 2023 SAFE, the 2023 SAFE may not be amended, waived or modified without the written consent of Postmates.

9.	Confidentiality; No Publicity.

(a)	Confidentiality. Except as permitted pursuant to this Section 9(a), each party (the “Receiving Party”) shall keep confidential and shall not disclose any Confidential Information of the other party (the “Disclosing Party”) or any Transaction Information; provided, however, that the Receiving Party can disclose Confidential Information and/or Transaction Information (i) to its legal, accounting, financial and other professional advisors and representatives; (ii) to any Affiliate, wholly-owned subsidiary or employee of the Receiving Party who needs to know such information, provided that the Receiving Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iii) in the case of Uber, to any prospective purchaser of securities of the Company held by Uber, if such prospective purchaser agrees to be bound by the provisions of this Section 9(a); (iv) in the case of the Company, to a bona fide potential investor in or acquiror of the Company in connection with such potential investor’s due diligence process, if the Company informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (v) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that (other than in the case of annual and periodic filings required to be filed with the SEC) the Receiving Party promptly notifies the Disclosing Party of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. For purpose of this Section 9(a), (i) “Transaction Information” means this Side Letter, the Contribution Agreement, the Prior Side Letter or the SAFEs, including the terms and existence of each of the foregoing, and (ii) “Confidential Information” means any confidential information of the Disclosing Party obtained by the Receiving Party pursuant to the Prior Side Letter or this Side Letter (including any Sale Notice or Uber Offer delivered pursuant to Section 5 or any discussions or negotiations relating thereto); provided, however that Confidential Information shall not include (i) any information that is known or becomes known to the public in general (other than as a result of a breach of this Section 9(a) by the Receiving Party), (ii) any information that is or has been independently developed or conceived by the Receiving Party without use of the Disclosing Party’s confidential information, or (iii) any information that is or has been made known or disclosed to the Receiving Party by a third party without a breach of any obligation of confidentiality such third party may have to the Disclosing Party.

(b)	No Publicity. Except with the prior written consent of Uber, neither the Company, its subsidiaries nor any of their respective representatives shall (i) use Uber’s or Postmates’ name (or the name of any of their respective Affiliates) in any manner or format in connection with its business (including references on websites or applications, press releases and other public statements) or (ii) issue any public statement or communication regarding Uber’s investment in the Company or the transactions contemplated by the Contribution Agreement.

10.	Issuance and Transfer of Securities. The Company represents and warrants that the Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in the Contribution Agreement and the SAFEs, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements (as defined in the Contribution Agreement), applicable state and federal securities laws and liens or encumbrances created by or imposed by Uber. Uber acknowledges and agrees that the Securities are subject to any limitation or restriction on transfer created by applicable securities laws. Postmates shall not assign, encumber or dispose of any interest in the Securities except to the extent permitted by, and in compliance with, applicable securities laws. Postmates and the Company acknowledge and agree that the Securities will not be subject to the transfer restrictions set forth in Section 8.9 of the Company’s Bylaws. The Company covenants and agrees not to amend its Bylaws in a manner which would restrict in any way Postmates or its Affiliates from transferring the Securities, except any restrictions related to compliance with the provisions of applicable securities laws, and the Company hereby waives any such restriction or purported restriction, whether in effect now or in the future.

11.	Termination. This Side Letter shall terminate and be of no further force or effect upon the earliest of (a) such time as Uber no longer holds any securities of the Company, (b) the Company’s initial public offering, (c) if the Company has complied in all respects with Section 5, the consummation of a Sale of the Company in which the holders of the Company’s capital stock and convertible securities receive cash or publicly traded securities in exchange for their equity interests in the Company and (d) any transfer or conversion of the Company’s securities made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended.

12.	Definitions

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Convertible Securities” means (i) all outstanding Simple Agreements for Future Equity, including, for the avoidance of doubt, those issued prior to the 2023 SAFE which remain outstanding and (ii) convertible securities that the Company may issue after the issuance of the 2023 SAFE with the principal purpose of raising capital, including but not limited to, other Simple Agreements for Future Equity, convertible debt instruments and other convertible securities. Convertible Securities excludes: (a) options issued pursuant to any equity incentive or similar plan of the Company; (b) convertible securities issued or issuable to (x) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (b) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (c) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

“New Securities” means any equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities (other than equity securities to be issued (i) to service providers, financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, (ii) in connection with collaboration agreements or technology license agreements, and (iii) as acquisition consideration pursuant to the acquisition of another corporation).

“Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Pro Rata Share” means the proportion that the shares of the Company’s common stock held by Uber (including all shares of common stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any preferred stock and any other securities convertible or exercisable into preferred stock or common stock then held by Uber) bears to the total common stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preferred stock and any other securities convertible or exercisable into preferred stock or common stock then outstanding).

“Sale of the Company” means any of the following: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from the Company or stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; (ii) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (iii) (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the SAFEs and any capital stock or other securities of the Company issued upon conversion thereof (and upon further conversion of such capital stock or other securities).

“Specified Competitor” means [***].

13.	Miscellaneous

(a)	This Side Letter may not be amended, modified or waived without the written consent of each of the Company and Uber.

(b)	This Side Letter and the rights and obligations hereunder shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided, however, that neither this Side Letter nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other, except that Uber may assign this Side Letter and/or the rights contained herein without the Company’s consent to any other entity which, directly or indirectly, controls, is controlled by or is under common control with Uber.

(c)	This Side Letter shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles.

(d)	Any notice required or permitted by this Side Letter shall be delivered in accordance with the notice provisions of the Contribution Agreement and shall be deemed delivered when and as set forth in the notice provisions of the Contribution Agreement.

(e)	This Side Letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	Upon the execution of this Side Letter, the Prior Side Letter shall be deemed amended and restated to read in its entirety as set forth in this Side Letter.

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Sincerely,

SERVE ROBOTICS, INC.

By:	/s/ Ali Kashani
Name:	Ali Kashani
Title:	Co-founder & CEO

AGREED AND ACKNOWLEDGED:

Uber TECHNOLOGIES, Inc.

By:	/s/ Sarah-Marie Martin
Name:	Sarah-Marie Martin
Title:	Vice President, Corporate Dev. &
Capital Markets

POSTMATES, LLC

By:	/s/ Sarah-Marie Martin
Name:	Sarah-Marie Martin
Title:	Vice President, Corporate Dev. &
Capital Markets

[Serve Robotics – Side Letter re Additional Rights]